REA Project Designation:

                            TENNESSEE 521-L  DEKALB




                                   AMENDMENT

                           Dated as of July 1, 1968

                                      to

                                   TELEPHONE
                                 LOAN CONTRACT

                    Dated as of October 15, 1951, as amended,

                                    between

                          DEKALB TELEPHONE COOPERATIVE

                                      and

                            UNITED STATES OF AMERICA




                    UNITED STATES DEPARTMENT OF AGRICULTURE
                     RURAL ELECTRIFICATION ADMINISTRATION

No.    1
    -------

              AGREEMENT, made as of July 1, 1968, pursuant to the Rural Electrification Act of 1936, as amended (7 U. S. C. 901 et seq.) between DEKALB TELEPHONE COOPERATIVE (hereinafter called the "Borrower"), a corporation existing under the laws of the State of Tennessee, and UNITED STATES OF AMERICA (hereinafter called the "Government"), acting through the Administrator of the Rural Electrification Administration.

       WHEREAS, the Government and the Borrower have heretofore entered into a certain telephone loan contract, dated as of October 15, 1951, and eight certain amendments thereto, dated, respectively, as of March 9, 1953, as of February 15, 1954, as of November 15, 1954, as of November 15, 1957, as of November 9, 1959, as of June 20, 1961, as of June 8, 1964 and as of March 23, 1966, (said telephone loan contract, as so amended, being hereinafter called the "Loan Contract"), and intend by this agreement to amend the Loan Contract by increasing the aggregate amount of the loans therein provided for by an amount not in excess of $1,850,000, and in certain other respects;

       NOW, THEREFORE, for and in consideration of the mutual agreements herein contained, the Government and the Borrower agree as follows:

       SECTION 1. Section 1.1 of article I of the Loan Contract is amended to read as follows:

              SECTION 1.1 Amount and Purpose. For the purpose of furnishing telephone service in rural areas, the Government shall lend and the Borrower shall borrow an amount not in excess of $6,071,000 which, together with the sum of $57,983 of equity funds to be deposited by the Borrower in the "Special Construction Account" hereinafter defined and provided for in section 2.4, shall be used to finance, pursuant to the provisions of the Act, the acquisition, construction and operation of telephone lines and facilities (hereinafter called the "Project") to serve approximately 6,538 subscribers and to be located in the Counties of Cannon, Dekalb, Rutherford, Smith and Wilson, and in counties contiguous thereto, all in the State of Tennessee.

       SEC. 2. Section 2.9 of article II of the Loan Contract is amended to read as follows:

              SEC. 2.9. Relation of General Funds Level to Advances. The Borrower covenants and agrees that it will not, without the approval of the Administrator, submit a requisition for the advance of any funds on account of the Loan, nor use any funds advanced on account of the Loan to reimburse its general funds, at any time or times when the amount of its general funds either exceeds fifteen percent of its total telephone plant, or would exceed fifteen percent of its total telephone plant as a result of the intended use of such advance to reimburse its general funds. Notwithstanding anything contained in this agreement, the Government shall not be obligated at any time or times to make an advance on account of the Loan if the amount of the Borrower's general funds at such time or times either exceeds fifteen percent of its total telephone plant, or would exceed fifteen percent of its total telephone plant as a result of the intended use of such advance to reimburse the Borrower's general funds. As used in this section: (a) the term "general funds" means the sum of the following accounts: "Investments in Affiliated Companies", "Advances to Affiliated Companies", "Other Investments", "Miscellaneous Physical Property", "Sinking Funds", "Cash" (except for cash in the "Cash - REA Construction Fund - Trustee Account"), "Special Cash Deposits", "Working Funds", and "Temporary Cash Investments", and (b) the term "total telephone plant" means the sum of the following accounts:
       "Telephone Plant in Service", "Telephone Plant Under Construction", "Property Held for Future Telephone Use", "Telephone Plant Acquisition Adjustment", and "Telephone Plant Adjustment". Titles of accounts used in the foregoing definitions shall have the meanings prescribed for them by the Federal Communications Commission in its prevailing uniform system of accounts for Class A telephone companies. These titles and definitions shall also apply to accounts of the Borrower which have substantially the same meanings as those referred to in such uniform system of accounts regardless of the account title or the system of accounts actually used by the Borrower.

       SEC. 3. Article II of the Loan Contract is further amended by adding thereto two new sections numbered and reading as follows:

              SEC. 2.10.  Prerequisites to Advances on Account of
       Additional Loan of $1,850,000. Notwithstanding anything in this agreement, the Government shall be under no obligation to advance any portion of the increase of $1,850,000 in the amount of the Loan provided for in the agreement, dated as of July 12, 1968, (hereinafter called the "L-Loan"), made by and between the Borrower and the Government unless and until the Borrower shall have submitted evidence, satisfactory to the Administrator that the Board of Directors has adopted a revised tariff or rate schedule relating to the five exchanges to be upgraded with L-Loan funds, which tariff or rate schedule shall be satisfactory to the Administrator.

              SEC. 2.11. Construction Schedule. Notwithstanding anything contained in this agreement, the Government shall not be obligated to advance to the Borrower any funds on account of the Loan (other than funds hitherto approved by the Administrator for advances) except in accordance with a schedule covering construction, and the use of the Borrower's general funds and Loan funds therefor, which shall have been submitted by the Borrower and approved in writing by the Administrator. Such schedule shall reflect the policy of scheduling construction in conformance with current national objectives, and may, with the written approval of the Administrator, be amended from time to time. To the extent that such schedule, as it may be amended, fixes the time for final advance of funds on account of the Loan beyond the period of time specified in section
       2.7 of article II hereof, the period of time specified in said section shall be accordingly extended. Advances of Loan funds to reimburse general funds used for construction shall be made only after the Administrator has determined that the Borrower's financial and operating condition require such reimbursement. The authority granted to the Government or the Administrator to withhold advances of Loan funds pursuant to the section shall terminate on a date three years after the date of the agreement between the Government and the Borrower which initially incorporated the foregoing provisions, or on any earlier termination date designated by the Administrator if, in his discretion, he determines such earlier termination date is warranted.

              SEC. 4. This agreement may be simultaneously executed and delivered in two or more counterparts, each of which so executed and delivered shall be deemed to be an original, and all shall constitute but one and the same instrument.

       IN WITNESS WHEREOF the Borrower has caused this agreement to be signed in its corporate name and its corporate seal to be hereunto affixed and attested by its officers thereunto duly authorized, and the Government has caused this agreement to be duly executed, all as of the day and year first above written.

                                       DEKALB TELEPHONE COOPERATIVE

(Seal)                                 by  /s/ Jim O. Amonnett
Attest:  /s/ Raymond Duke                  President
         Secretary

                                       UNITED STATES OF AMERICA

                                       by  /s/
                                             Acting Administrator
                                                      of
                                       Rural Electrification Administration

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